Exhibit 10.1

Dated:  June 3, 2009
iPass Inc.
3800 Bridge Parkway
Redwood Shores, California  94065

June 2, 2009

Foxhill Opportunity Master Fund, L.P.
c/o Foxhill Capital Partners LLC
502 Carnegie Center, Suite 104
Princeton, New Jersey 08540
Attention:  Neil Weiner

     The following sets forth the agreement (the “Agreement”) between Foxhill Opportunity Master Fund, L.P. (“FOMF”) and its affiliates listed in the signature blocks below (collectively, “Foxhill”) and iPass Inc. (“iPass”):

1.
Mr. Kenneth H. Traub will be appointed to the Board of Directors of iPass (the “Board”) effective on the first business day following the execution of this Agreement by all parties hereto, to fill a vacancy existing on the Board, and will be appointed to the class of directors the term of which expires at the 2009 annual meeting of stockholders (the “2009 Annual Meeting”).  Mr. Traub will serve in such capacity until the 2009 Annual Meeting or until his successor is duly elected and qualified, subject to the terms of this Agreement.  Mr. Traub will also be appointed to the Corporate Governance and Nominating Committee and Compensation Committee of the Board.  Mr. Traub will be the initial Foxhill Designee (as that term is defined below).  Evan Kaplan will be moved into the class of directors the term of which expires at the 2010 annual meeting of stockholders (the “2010 Annual Meeting”).

2.
iPass hereby covenants and agrees that, provided that Mr. Traub delivers to iPass the conditional resignation required by iPass’ bylaws, Mr. Traub will be nominated by the Board for election at the 2009 Annual Meeting, to the class the term of office of which will expire at the 2012 annual meeting of stockholders.  Prior to the 2009 Annual Meeting, and provided that Mr. Traub delivers to iPass the conditional resignation required by iPass’ bylaws, (i) the Board shall recommend that iPass’ stockholders vote in favor of Mr. Traub at the 2009 Annual Meeting and (ii) iPass shall solicit proxies for the election of Mr. Traub at the 2009 Annual Meeting.

3.
Olof Pripp is not standing for election at the 2009 Annual Meeting.  One (1) incumbent director on the Board in the class of directors the term of office of which will expire at the 2010 Annual Meeting will resign as of the 2009 Annual Meeting and Gary Griffith will, subject to such person consenting to such appointment, be appointed to the Board no later than fourteen (14) days following the 2009 Annual Meeting to the class of directors the term of office of which expires at the 2010 Annual Meeting.

4.
The size of the Board will not be increased to more than ten (10) directors at any time before the 2010 Annual Meeting, unless approved by a majority of the independent directors and the Foxhill Designee.

5.
For so long as Foxhill continues to own not less than 5% of the outstanding shares of iPass common stock:  if the Foxhill Designee is unable or unwilling to continue to serve on the Board and as a result there is a vacancy created on the Board, the Board shall, consistent with its fiduciary duties, appoint a replacement director designated by FOMF to fill the resulting vacancy, provided that such replacement director is reasonably acceptable to iPass (and the Board will not unreasonably withhold acceptance of any such replacement director); and, provided that such replacement director delivers to iPass the conditional resignation required by iPass’ bylaws, iPass will use its commercially reasonable efforts to secure the election to the Board of such replacement director.  iPass hereby confirms that Mr. Traub is reasonably acceptable to the Board, and his appointment to the Board in satisfaction of the requirement of paragraph 1 meets the requirements of this paragraph 5.   For purposes of this Agreement, Mr. Traub and any replacement director shall each be deemed a “Foxhill Designee”.

6.
Until the earlier to occur of (i) December 31, 2010, and (ii) the date no Foxhill Designee is serving as a member of the Board and FOMF has advised iPass in writing that iPass is no longer obligated to nominate or appoint a Foxhill Designee to the Board under this Agreement (which notice shall be binding on all Foxhill entities):

(a)
Foxhill will vote all of the shares it owns in support of each slate of Directors nominated by the Board (and will not support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of Directors nominated by the Board);

(b)
Except for the candidate FOMF is entitled to have appointed pursuant to paragraph 1 or nominated as a Foxhill Designee pursuant to paragraph 2 or designated as a replacement for a Foxhill Designee who has left the Board pursuant to paragraph 5 above, Foxhill will not propose (other than a private proposal to the Board or committee thereof as permitted by paragraph 5(c)) any candidates for election as directors of iPass; and

(c)
Foxhill will not:  (i) propose (pursuant to Rule 14a-8 or otherwise) any proxy resolutions or nominees for director for approval by iPass stockholders; provided, however, that Foxhill will be entitled to make any non-public proposals or nominee suggestions it wishes solely to the Board or a committee thereof; or (ii) except as permitted pursuant to paragraph 7, support any proxy resolutions or conduct any proxy solicitations or seek to advise or influence in any manner any person with respect to the voting of iPass voting securities against the recommendation of the Board on such matters.

provided, however, that nothing herein shall limit Foxhill’s rights as a stockholder to nominate directors for approval by iPass stockholders at the 2011 annual meeting of stockholders.

7.
Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall in any way limit Foxhill’s rights as a stockholder to freely vote its securities on any matter submitted to a vote of the stockholders of iPass (other than with respect to the election of directors as set forth in paragraph 6(a)) or limit the ability of the Foxhill Designee to exercise its rights as a member of the Board while serving as a member of the Board.

8.
Subject to the appointment of the person specified in paragraph 1 as a director of iPass and iPass’ and the Board’s continued compliance with the terms hereof, Foxhill withdraws its previously announced notice of its intent to nominate directors with respect to the 2009 Annual Meeting.

9.	The Board will, subject to the limitations set forth in this paragraph 9, return capital to iPass stockholders as follows:

a.
the Board will seek stockholder approval, at a special meeting called for such purpose, of an amendment to iPass’ outstanding stock options and other equity awards, and related plans, such that the value of such stock options and other equity awards, in the good faith determination of the Board, shall not be impaired by the declaration and payment of an extraordinary dividend or stock repurchase, the proxy statement for the stockholder vote with respect to such matters to be filed no later than July 15, 2009;

b.
if the iPass stockholders shall approve the amendments described in subparagraph a. above, then the Board shall declare a dividend in an amount per share such that the aggregate amount of the dividend shall equal approximately $20 million, such declaration to occur as soon as practicable following stockholder approval of the amendments described in subparagraph a. above; and

c.
following the payment of such dividend, the Board shall use its commercially reasonable efforts to return an additional $20 million to the iPass stockholders by the end of 2009 (the “Second Capital Reduction”), in a form, or combination of forms, to be determined at the discretion of the Board, which may be in the form of a tender offer, cash dividend or other form determined by the Board, such Board action with respect to the return of cash pursuant to this subparagraph c. (e.g., by the authorization to file a Schedule TO, or declaration of a dividend record date), to occur on or before such date as the Board, in its good faith determination, shall enable iPass to complete the Second Capital Reduction before December 31, 2009; provided, however, that if the Board determines that the Second Capital Reduction shall be in the form of a self tender offer, and such self tender offer shall not be fully subscribed, then the failure to deliver the full $20 million of the Second Capital Reduction shall not be a breach of this Agreement, and the Board shall use the remaining portion of the Second Capital Reduction for a stock buyback program or a cash dividend to be completed on or prior to December 31, 2010.

Notwithstanding anything to the contrary set forth in this paragraph 9, the Board shall not be obligated to return any amount of cash if (i) the Board shall have submitted the return of such cash to the iPass stockholders for approval and the iPass stockholders shall not have approved such return of cash, or (ii) the Board shall have determined, with the advice of counsel, that the return of such cash would cause the Board to be in breach of its fiduciary duties, or to be in violation of applicable law.

10.
iPass will reimburse Foxhill for its reasonable and documented out-of-pocket expenses incurred in the commencement of the proxy contest, in an amount not to exceed $150,000, within ten (10) business days of receiving reasonably satisfactory documentation with respect to such expenses.

11.	The Board shall include, and recommend that iPass stockholders vote in favor of, the declassification proposal in iPass’ revised definitive proxy statement for the 2009 Annual Meeting.

12.	Promptly after the execution of this Agreement, iPass and Foxhill will issue a joint press release in the form attached hereto as Schedule A.

13.	Each of FOMF and the other entities included within Foxhill agrees that it will cause its controlled affiliates, current and future, to comply with the terms of this Agreement as if party hereto.

14.
This Agreement may only be modified through a written agreement signed by iPass and by FOMF.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.  This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

15.
This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

16.
Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

If you are in agreement please sign below.

Very truly yours,

iPass Inc.

By:  /s/Evan Kaplan
    Evan Kaplan
    Chief Executive Officer and President

Accepted and agreed as of the date set forth above.

Foxhill Opportunity Master Fund, L.P.

By:  Foxhill Opportunity Offshore Fund Ltd.
its general partner

By:  Foxhill Capital Partners LLC
its investment manager

By:  /s/Neil Weiner
    Neil Weiner
    Managing Member

Foxhill Opportunity Fund, L.P.

By:  Foxhill Capital (GP), LLC
its general partner

By:    /s/Neil Weiner
    Neil Weiner
    Managing Member

Foxhill Opportunity Offshore Fund, LTD.

By:    /s/Neil Weiner
    Neil Weiner
    Director

Foxhill Capital (GP), LLC

By:    /s/Neil Weiner
    Neil Weiner
    Managing Member

Foxhill Capital Partners, LLC

By:    /s/Neil Weiner
    Neil Weiner
    Managing Member

/s/Neil Weiner
Neil Weiner

Schedule A

Press Release

Editorial Contacts Investor Relations ir@iPass.com 650-232-4113

iPass to Return Up to $40 Million of Capital to Stockholders

Company Settles Proxy Contest with Foxhill and Appoints a Foxhill Nominee to the Board

REDWOOD SHORES, Calif. — June [  ], 2009 — iPass Inc. (NASDAQ: IPAS), a global provider of services that unify the management of enterprise mobility, today announced that its board of directors has determined to take steps to return up to $40 million to stockholders under certain conditions, which determination has been reflected in a settlement agreement with Foxhill Opportunity Master Fund, L.P. (Foxhill).  iPass also announced that, as part of the settlement agreement with Foxhill, the iPass board of directors has agreed to immediately appoint a Foxhill nominee, Kenneth H. Traub, to the board of directors. In return, Foxhill will withdraw its previously announced notice to solicit proxies to elect three of its nominees on the iPass board of directors at the 2009 annual meeting of stockholders.  As a result, Foxhill will not be delivering any proxies it receives at the 2009 annual meeting.

The settlement agreement calls for the board of directors to declare a $20 million cash dividend to stockholders “as soon as practicable” following stockholder approval, at a special meeting of stockholders, of an amendment to iPass’ outstanding stock options and equity awards, and related plans. The amendment would provide that the value of the equity awards would not be impaired by the dividend. The special meeting is expected to occur in the third quarter of 2009.

The board of directors has also determined to return up to an additional $20 million to stockholders by the end of 2009 through a tender offer, cash dividend or other form determined by the board of directors, subject to certain conditions.

Mr. Traub, the Foxhill nominee, will serve a term that expires at the 2009 annual meeting. Given that he met certain conditions, the board of directors agreed to nominate him at the 2009 annual meeting for election to a term that expires at the 2012 annual meeting.  Mr. Traub is a private investor and strategic management consultant. Mr. Traub served as vice president and corporate advisor of JDS Uniphase Corporation (JDSU), a provider of optical products and test and measurement solutions for the communications industry, from February 2008 to September 2008. He served as president, chief executive officer and a member of the board of directors of American Bank Note Holographics (ABNH), a producer and marketer of optical security devices, from April 1999 to February 2008, at which time ABNH was acquired by JDSU. Mr. Traub managed an extensive turnaround of ABNH, and under his leadership, ABNH's stockholders enjoyed a gain of over 1000% from 2001 through the sale to JDSU.  He will serve as the Foxhill designee, and will be appointed to the iPass board’s Corporate Governance and Nominating Committee and the Compensation Committee.

iPass also announced that it intends to appoint Gary Griffiths to the board of directors, following the resignation of an incumbent director after the 2009 annual meeting.  Mr. Griffiths will be nominated at or shortly following the 2009 annual meeting.  With the election of this candidate and of Mr. Traub, the board of directors will be fixed at 10 directors.  The size of the board of directors will not be increased to more than 10 directors before the 2010 annual meeting pursuant to the terms of the settlement agreement.

Gary Griffiths is chairman and CEO of LiteScape Technologies, a private company that develops and sells VoIP and mobile software applications. Prior to joining LiteScape, Gary was a vice president at Cisco and President of Product and Operations at Web-EX prior to its acquisition by Cisco. Griffiths is a thirty–five year veteran of the high–tech industry.  Griffiths was the founding CEO of on–demand desktop management company Everdream, which was sold to Dell in 2007.  In 1995, he was co-founder and CEO of SegaSoft Networks, one of the pioneers in interactive entertainment, which was sold to Sega in 1999. Gary held senior management positions with IBM for more than 16 years. A graduate of the United States Naval Academy, Gary served as an officer aboard nuclear fast attack submarines for five years, and was an associate professor of systems engineering at the US Naval Academy. Gary has a B.S. in Aerospace Engineering from the United States Naval Academy and an M.S. in business administration from the George Washington University.  He is on the board of directors of Silicon Graphics International (NASD: SGI) and Simco Electronics, and is an advisor to Parthenon Capital and number of private technology companies.

Under the settlement agreement, until December 31, 2010 (or earlier if a Foxhill nominee no longer serves on the board of directors), Foxhill will support the iPass board of directors’ proxy slates and not support or participate in any “withhold the vote” or similar campaign or support any nominees other than the board of directors’ slate; will not propose or support any proxy resolutions or conduct any proxy solicitations against the recommendation of the board of directors; and will propose nominees or proxy resolutions only to the board of directors’ Corporate Governance and Nominating Committee.

The settlement agreement also provides that the iPass board of directors will continue to recommend that iPass stockholders vote in favor of the proposal to declassify the board at the 2009 annual meeting.

“The board will welcome the contributions of the new Directors, and is pleased that this agreement will allow everyone at iPass to keep their focus on achieving positive operating cash flow and non-GAAP profitability in fiscal 2009," said Evan Kaplan, president and chief executive officer of iPass.  "The determination to return significant cash to our stockholders is a strong statement of the board’s confidence that we are well on the path toward completing our corporate transformation and driving renewed revenue growth and profitability.”

Neil Weiner, the managing member of Foxhill Capital Partners, LLC, the investment manager of Foxhill, commented, “We are very pleased that the board has determined to return capital to stockholders and to appoint one of our highly qualified nominees who is committed to maximizing the value of iPass shares for all stockholders, and continues to support the declassification proposal.” Mr. Weiner added, “We are encouraged by the board’s responsiveness to stockholders and believe Mr. Traub and Mr. Griffiths will add significant expertise to the board.”

As previously reported, iPass had approximately $68 million in cash and cash equivalents and short-term investments at March 31, 2009, and 62.6 million shares outstanding as of April 30, 2009.

About iPass

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries. Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia.

About Foxhill

Foxhill Capital Partners, LLC, located in Princeton, New Jersey, is the investment    advisor to Foxhill, a Cayman Islands exempted limited partnership that acts as a collective investment vehicle.

Cautionary Statements

The statement in this press release regarding iPass' belief that it is on the path toward renewed revenue growth and profitability is a forward-looking statement. Actual results may differ materially from the expectations contained in this statement due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that the current economic downturn and the associated customer layoffs and travel reductions will have a greater negative impact on iPass than it predicts; the risk that the swine flu will cause travel reductions that will have a greater negative impact on iPass than it predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass' services to be competing with the provider's services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects. Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Quarterly Report on Form 10-Q under the caption "Factors Affecting Operating Results," in Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on May 8, 2009 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

In addition, the return of capital described above is subject to certain conditions being met, which if they do not occur may result in no amounts, or a lesser amount, being returned to stockholders in the form of a dividend, stock repurchase or other form.

iPass® is a registered trademark of iPass Inc.

Tender offer statement

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which would be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by iPass Inc. with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from iPass Inc.’s information agent, if any, to be appointed in connection with the offer.